October 29, 2014

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Dynamic U.S. Growth Fund (the Predecessor Fund) as part of Scotia Institutional Funds and, under the date of November 25, 2013, we reported on the statement of assets and liabilities, including the schedule of investments, as of September 30, 2013 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended. On March 25, 2014, we resigned. We have read the statements made by the Scotia Dynamic U.S. Growth Fund, a series of The RBB Fund, Inc., which we understand will be filed with the Commission pursuant to Item 77k of Form N-SAR, dated October 29, 2014 and we agree with such statements, except that we are not in a position to agree or disagree with the Predecessor Fund's statement that the change was approved by the audit committee of the board of directors.
Very truly yours,

/s/ KPMG LLP
Philadelphia, PA